Filed Pursuant to Rule 424(b)(2)                      Registration No. 333-58616


                              PROSPECTUS SUPPLEMENT

                    (TO PROSPECTUS DATED September 18, 2001)

                          WAVERIDER COMMUNICATIONS INC.


                        14,000,000 shares of Common Stock


         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 1 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.


         We are offering 14,000,000 shares of our common stock to four institutional investors pursuant to this prospectus supplement. The common stock will be purchased at a negotiated price of $.15 per share. We paid to Hyperion Partners Corp., a registered broker-dealer, a commission of 3.5%, or $73,500, in conjunction with this sale of our common stock.

         The net proceeds to us from this offering will be $2,026,500. We plan to use the net proceeds for general corporate purposes, including but not limited to working capital.

         Our common stock is quoted on the Nasdaq National Market under the symbol "WAVC". On March 12, 2002, the last reported sales price of our common stock as quoted on the Nasdaq National Market was $.23 per share. On March 12, 2002, and before the issuance of the shares pursuant to this prospectus supplement, we had 79,363,917 shares of common stock outstanding.


         You should rely on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is March 13, 2002.